Exhibit (a)(5)(A)

1
LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
2
DARREN J. ROBBINS (168593)
RANDALL J. BARON (150796)
3
DAVID T. WISSBROECKER (243867)
655 West Broadway, Suite 1900
4
San Diego, CA 92101
Telephone: 619/231-1058
5
619/231-7423 (fax)

6
Attorneys for Plaintiff
7	SUPERIOR COURT OF THE STATE OF CALIFORNIA
8
9	COUNTY OF LOS ANGELES
10	FRANK GARAMELLA, Derivatively on	)	Case No. BC362110
	Behalf of TRIBUNE COMPANY,	)
11		)	FIRST AMENDED VERIFIED
		)	SHAREHOLDER CLASS AND
12	Plaintiff,	)	DERIVATIVE COMPLAINT FOR BREACH
		)	OF FIDUCIARY DUTY, ABUSE OF
13	vs.	)	CONTROL, GROSS MISMANAGEMENT
		)	AND CORPORATE WASTE
14	DENNIS J. FITZSIMONS, ENRIQUE	)
	HERNANDEZ, JR., BETSEY D. HOLDEN,	)
15	ROBERT S. MORRISON, WILLIAM A.	)
	OSBORN, J. CHRISTOPHER REYES,	)
16	DUDLEY S. TAFT, MILES D. WHITE,	)
17	JEFFREY CHANDLER, ROGER GOODAN,	)
WILLIAM STEINHART, JR., and DOES 1-)
18	25, inclusive,	)
19	Defendants,	)
20	-and-)
)
21	TRIBUNE COMPANY, a Delaware	)
	corporation,	)
)
22		)
	Nominal Defendant.	)
23		)	DEMAND FOR JURY TRIAL
24		)
25
26
27
28

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	INTRODUCTION
2	1. This is a shareholder class and derivative action brought by plaintiff on behalf of the
3	Tribune Company ("Tribune" or the "Company") and its public shareholders. Plaintiff brings this
4	action against Tribune's directors arising out of their ongoing breaches of fiduciary duty by first
5	attempting to entrench themselves and Company management, and then ultimately tailoring the
6	process of selling the Company to meet their personal needs rather than to maximize value for all
7	Tribune's public shareholders. Such actions are improper, unfair and are continuing to harm Tribune
8	and its public shareholders.
9	2. In refusing to act in good faith and in accordance with the fiduciary duties owed to
10	Tribune and its public shareholders, the Company's management and Tribune's Board of Directors
11	(the "Board"), named as defendants herein, each violated applicable law by directly breaching and/or
12	aiding the other defendants' breaches of their fiduciary duties of loyalty, due care, independence,
13	candor, good faith and fair dealing.
14	3. Faced with pressure from several large shareholders angered by the Company's
15	lagging stock price and sagging performance, defendants took nearly a year to purportedly examine
16	strategic alternatives. Defendants were guided in the process not by their duty to pursue a course of
17	action that would benefit the Company and its shareholders, but instead by their desire to entrench
18	themselves in their current positions at Tribune. They accomplished this first by, among other
19	things, saddling Tribune with a risky and costly share repurchase program, the purpose of which was
20	to dispose of Tribune's cash while making the Company less attractive to potential acquirers so that
21	defendants could maintain their dominion and control over Tribune's corporate machinery. The
22	share repurchase program was designed to and did cause the Company to consume the vast majority
23	of the Company's cash on hand and appear less attractive to potential purchasers by adding $2.4
24	billion of debt to Tribune's balance sheet.
25	4. After completing the share repurchase program, defendants refused to respond in
26	good faith to potential business combinations that would have enhanced shareholder value. The
27	Board rejected, out-of-hand, several preliminary offers by private equity buyout groups, then
28	informed interested bidders that the Company had decided to change course and solicit bids for

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	individual sales of the Company's assets, as opposed to a sale of the Company as a whole. The
2	Board's purported examination of strategic alternatives proved to be only a ploy to temporarily
3	placate shareholders outraged with defendants' entrenchment conduct until such time as a bidder
4	came forward who was willing to construct a transaction that would cater to their demands.
5	5. On April 2, 2007, the Company announced they had found just such a bidder. On
6	that date, defendants agreed to accept an offer from Chicago billionaire real estate magnate Sam Zell
7	("Zell") to acquire Tribune for $34.00 per share (the "Proposed Acquisition"). The Proposed
8	Acquisition is structured in such a way as to favor the Company's management and major insider
9	shareholders at the expense of and to the detriment of Tribune's public shareholders. Specifically,
10	the Proposed Acquisition, in addition to preserving the jobs and Board seats of existing management
11	and most current Board members, calls for the transaction to be accomplished via the creation of an
12	Employee Stock Ownership Plan ("ESOP"). The proposed ESOP is a type of benefit plan for
13	employees, where the Company would contribute money, as it would to a pension or similar kind of
14	retirement savings account. But instead of investing in stocks or bonds, as most pension plans do,
15	the ESOP would use those contributions to pay down the Company's debt and buy stock in the
16	Company, which would then be distributed to employees as a benefit.
17	6. If the ESOP plan proposed by Zell is implemented, Tribune management and insider
18	shareholders like the Chandler Trusts and the McCormick Tribune Foundation, both of which have
19	representatives on the Tribune Board, would be able to defer capital gains on the sale of their stock.
20	It would also permit the ESOP, which would be owned by Tribune management and employees, to
21	deduct interest and principal payments on the debt incurred in setting up the ESOP. Defendants
22	were able to extract this type of arrangement from Zell in exchange for permitting Zell to acquire a
23	40% stake in the private Company for only $315 million of his own money.
24	7. In agreeing to the Proposed Acquisition, defendants failed to consider in good faith a
25	competing offer for the Company made jointly by billionaire investors Eli Broad ("Broad") and
26	Ronald Burkle ("Burkle"). The Board had already rejected these two bidders twice; first, on July 31,
27	2006, when defendants unequivocally rebuffed offers from Broad, Burkle, and entertainment mogul
28	David Geffen ("Geffen") to purchase the Los Angeles Times from Tribune at a substantial premium.

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	Again in March 2007, defendants shunned Broad and Burkle's $34.00 per share offer, even though
2	at the time it represented $1 more per share then Zell's offer, because it was not structured as an
3	ESOP. Even after Broad and Burkle complained of being treated unfairly in the process, they
4	submitted a revised proposal that included an ESOP structure. In order to keep their promise to Zell,
5	defendants arbitrarily cut short even this limited bidding process. Ultimately, the Board went with
6	Zell even though he was not the highest bidder.
7	8. Beyond the unfair price and unfair bidding process, the defendants have also imposed
8	upon shareholders a means to accomplish the Proposed Acquisition that is structurally coercive and
9	unlawful. Pursuant to the agreement with Zell, Zell will fund a tender offer to repurchase
10	approximately 126 million shares of its common stock for $34 per share, or approximately $4.3
11	billion. The tender offer portion of the Proposed Acquisition is expected to be completed in the
12	second quarter of 2007. Following the tender offer, Tribune and the ESOP will merge and all
13	remaining Tribune stock will be converted to cash at $34 per share. Shareholders who do not tender
14	their shares immediately, will be forced to wait at least until the end of the year before they can vote
15	on the second step of the Proposed Acquisition. In that time period, however, they lose time value
16	of their investment and risk the merger not being accomplished because of industry or company-
17	specific issues, but they get none of the upside benefits for fiscal improvement. Thus, shareholders
18	unaffiliated with the Company or its large shareholders only real choice is to tender, and give the
19	buyout group sufficient ownership interest to assure shareholder approval of the second step. Public
20	shareholders, as the majority, will have no real say as to whether or not the Proposed Acquisition
21	actually takes place.
22	JURISDICTION AND VENUE
23	9. This Court has jurisdiction over defendants because they conduct business in
24	California, are citizens of California, and/or have engaged in conduct that has had a substantial
25	impact on California.
26	10. Venue is proper in this Court because a substantial amount of the misconduct at issue
27	in this case took place and/or had an effect in this County.
28
1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	(a) One of Tribune's principal businesses is the Los Angeles Times daily
2	newspaper, which business is located at 202 West First Street, Los Angeles, California, and
3	defendants Jeffrey Chandler, Enrique Hernandez, Jr., and William Stinehart, Jr. are residents and
4	citizens of California.
5	PARTIES AND OTHER ENTITIES
6	11. Plaintiff Frank Garamella is, and at all times relevant hereto was, a shareholder of
7	Tribune.
8	12. Nominal party Tribune is incorporated under the laws of Delaware. Tribune is
9	engaged in newspaper publishing, television and radio broadcasting and entertainment.
10	13. Defendant Dennis J. FitzSimons ("FitzSimons") is President and Chief Executive
11	Officer ("CEO") of Tribune and the Chairman of its Board of Directors. FitzSimons has been
12	President since 2001, CEO since 2003, and Chairman since 2004. Previously, FitzSimons served as
13	Chief Operating Officer, from July 2001 until December 2002, Executive Vice President from
14	January 2000 until July 2001, and as President of Tribune Broadcasting Company, a subsidiary of
15	Tribune, from May 1997 until January 2003. FitzSimons has been a director since 2000.
16	FitzSimons is also Chairman of the Board's Executive Committee. FitzSimons received $950,385 in
17	salary in 2005 alone. That same year, FitzSimons was also given 200,000 stock options valued at
18	$2,101,900, a $250,000 bonus, a contribution to his 401(k) of $85,535, and other perquisites valued
19	at $72,180. By virtue of his high-ranking positions within Tribune, FitzSimons effectively controls
20	the Robert R. McCormick Tribune Foundation, one of Tribune's largest shareholders. FitzSimons is
21	also a member of the board for the Cantigny Foundation, a Tribune affiliate, FitzSimons has
22	longstanding personal, social and financial relationships with several of the defendants which
23	preclude him from objectively considering a demand to take action against his fellow board
24	members. For example, FitzSimons sits on the boards of several charitable institutions with the
25	remaining defendants, as set forth below:
26	(a) FitzSimons sits on the board of the Museum of Science and Industry with
27	defendants Betsy D. Holden ("Holden"), Robert S. Morrison ("Morrison"), William A. Osborn
28	("Osborn"), J. Christopher Reyes ("Reyes") and Miles D. White ("White");

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	(b) FitzSimons sits on the Civic Committee with defendants Osborn, Reyes and
2	White;
3	(c) FitzSimons sits on the board of Northwestern University with defendants
4	Osborn and White;
5	(d) FitzSimons sits on the board of the Off The Street Club with defendant
6	Holden; and
7	(e) FitzSimons sits on the board of the United Way with defendants Osborn and
8	Reyes.
9	14. Defendant Enrique Hernandez Jr. ("Hernandez") is a citizen of California.
10	Hernandez has been a director since 2001, serves as Chairman of the Board's Nominating and
11	Governance Committee, and is a member of the Board's Compensation and Organization
12	Committee. For Board service, Hernandez receives annual compensation of $150,000 in cash and
13	stock, or $16,667 per board meeting, which equates to several thousand dollars per hour. Hernandez
14	has longstanding personal, social and financial relationships with several of the defendants which
15	preclude him from objectively considering a demand to take action against his fellow board
16	members. Hernandez also receives $10,000 for serving as the Chairman of the Nominating and
17	Governance Committee. Hernandez is a member of the board of trustees of the University of Notre
18	Dame, of which defendant Reyes is also a member. Hernandez is currently the CEO of Inter-Con
19	Security Systems Inc., and is thus preconditioned to side with Company management, a proclivity he
20	has demonstrated by supporting any and all initiatives advanced by Company management.
21	15. Defendant Holden has been a director since 2002, and is a member of the Board's
22	Audit Committee. For Board service, Holden receives annual compensation of more than $150,000
23	in cash and stock, or $16,667 per Board meeting, which equates to several thousand dollars per hour.
24	Holden also receives $6,000 for serving on the Board's Audit Committee. Holden has longstanding
25	personal, social and financial relationships with several of the defendants which preclude her from
26	objectively considering a demand to take action against her fellow Board members. For example,
27	Holden serves with defendants FitzSimons, Morrison, Osborn, Reyes and White on the board of the
28	Museum of Science and Industry; with defendant Reyes on the board of trustees of the Ravinia

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	Music Festival; and with defendant FitzSimons on the board of the Off The Street Club. In 2003, the
2	Tribune Foundation, which is controlled by FitzSimons, donated $200,000 to the Off The Street
3	Club. In addition, Holden has the following affiliations: (i) Advisory Board of the Kellogg School
4	of Management of Northwestern University with defendants Osborn and Reyes; and (ii) The
5	Chicago Club with defendants Morrison, Osborn, Reyes and White. Holden formerly was a director
6	of the Economic Club of Chicago, of which defendants Osborn, Reyes and White currently are
7	affiliated. Holden also held a number of positions at Kraft Foods, Inc., of which Morrison was
8	Chairman of the Board and CEO from 1994 to 1997. Based on the foregoing, Holden is thus pre-
9	conditioned to side with Company management, a proclivity she has demonstrated by supporting any
10	and all initiatives advanced by Company management.
11	16. Defendant Morrison has been a board member since 2001, serves as Chairman of the
12	Board's Compensation and Organization Committee, and is a member of the Board's Nominating
13	and Governance Committee and Executive Committee. For Board service, Morrison receives annual
14	compensation of more than $150,000 in cash and stock, or $16,667 per board meeting, which
15	equates to several thousand dollars per hour. Morrison also receives $10,000 for serving as the
16	Chairman of the Compensation and Organization Committee. Morrison has longstanding personal,
17	social and financial relationships with several of the defendants which preclude him from objectively
18	considering a demand to take action against his fellow board members. For example, Morrison
19	serves with defendants FitzSimons, Holden, Osborn, Reyes and White on the board of the Museum
20	of Science and Industry. Morrison is also affiliated with The Chicago Club, of which defendants
21	Holden, Osborn, Reyes and White are affiliated, and the Lyric Opera, of which defendants Osborn
22	and Reyes are affiliated. From 1994 to 1997 Morrison was the Chairman of the Board and CEO of
23	Kraft Foods, Inc., of which defendant Holden was affiliated from 1984-2005. Based on the
24	foregoing, Morrison is thus preconditioned to side with Company management, a proclivity he has
25	demonstrated by supporting any and all initiatives advanced by Company management.
26	17. Defendant Osborn has been a director since 2001, serves as Chairman of the Board's
27	Audit Committee and is a member of the Board's Executive Committee. For Board service, Osborn
28	receives annual compensation of more than $150,000 in cash and stock, or $16,667 per board

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	meeting, which equates to several thousand dollars per hour. Osborn also receives $15,000 a year
2	for serving as the Chairman of the Audit Committee. Osborn is also Chairman and CEO of Northern
3	Trust Corporation, which has benefited through Osborn's affiliation with Tribune, receiving
4	$710,449 for trust and custody services, cash management and related services, and bank credit
5	facility fees in 2005 from Tribune. In addition, effective January 1, 2006, Tribune retained The
6	Northern Trust Company, the principal subsidiary of Northern Trust Corporation, as the trustee of
7	each of Tribune's 401(k) savings plans. All told, in the time since Osborn has been a director of
8	Tribune, the Company has paid Northern Trust $3.4 million in fees. Because of the numerous
9	business relationships between Tribune and Northern Trust, the Corporate Library has classified
10	Osborn as an "outside related" director. Based on his resume, Osborn is allied with FitzSimons,
11	because like FitzSimons, he himself heads a conservative Chicago business institution, Northern
12	Trust, and is thus pre-conditioned to side with Company management, a proclivity he has
13	demonstrated by supporting any and all initiatives advanced by Company management. Osborn has
14	longstanding personal, social and financial relationships with several of the defendants which
15	preclude him from objectively considering a demand to take action against his fellow board
16	members. For example, Osborn sits on the boards of various non-profit institutions with his fellow
17	defendants:
18	(a) Osborn serves with defendants FitzSimons, Holden, Morrison, Reyes and
19	White on the board of the Museum of Science and Industry;
20	(b) Osborn serves with defendants FitzSimons, Reyes and White on the Civic
21	Committee;
21	(c) Osborn serves with defendants FitzSimons and White on the board of
22	Northwestern University; and
24	(d) Osborn serves with defendant FitzSimons on the board of the United Way.
25	Osborn is also affiliated with the Advisory Board of the Kellogg School of Management of
26	Northwestern University with defendants Holden and Reyes; Northwestern Memorial Healthcare
27	with defendant Reyes; The Chicago Club, with defendants Holden, Morrison, Reyes and White; the
28	Lyric Opera, with defendants Morrison, Osborn and Reyes; and the Commercial Club of Chicago

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	and the Economic Club of Chicago, of which defendant Holden was a director. In addition, Osborn
2	formerly was a director of the Federal Reserve Bank of Chicago, of which defendant White is the
3	current Chairman of the Board.
4	18. Defendant Reyes has been a board member since 2005, and serves on the Board's
5	Compensation and Organization Committee and Nominating and Governance Committee. For
6	Board service, Reyes receives annual compensation of more than $150,000 in cash and stock, or
7	$16,667 per board meeting, which equates to several thousand dollars per hour. Reyes has
8	longstanding personal, social and financial relationships with several of the defendants which
9	preclude him from objectively considering a demand to take action against his fellow board
10	members. For example, Reyes serves with defendants FitzSimons, Holden, Morrison, Osborn and
11	White on the board of the Museum of Science and Industry; with defendant Hernandez on the board
12	of trustees of the University of Notre Dame; with defendant Holden on the board of trustees of the
13	Ravinia Music Festival; and with defendants FitzSimons, White and Osborn on the Civic
14	Committee. Reyes, with defendants Holden and Osborn, is affiliated with the Advisory Board of the
15	Kellogg School of Management of Northwestern University; with defendants Holden, Morrison,
16	Osborn and White, is affiliated with The Chicago Club; with defendants Morrison and Osborn, is
17	affiliated with the Lyric Opera; and with defendant Osborn, is affiliated with Northwestern
18	Memorial Healthcare. In addition, Reyes is affiliated with the Boys & Girls Clubs of America and
19	of Chicago and defendant Dudley S. Taft ("Taft") is affiliated with the Boys & Girls Clubs of
20	Cincinnati. Reyes, along with defendants Osborn and White, is also affiliated with the Commercial
21	Club of Chicago and the Economic Club of Chicago, of which defendant Holden formerly was a
22	director. Reyes is currently Chairman of Reyes Holdings, LLC, and is thus pre-conditioned to side
23	with Company management, a proclivity he has demonstrated by supporting any and all initiatives
24	advanced by Company management.
25	19. Defendant Taft has been a board member since 1996, and serves on the Board's
26	Audit Committee. For Board service, Taft receives annual compensation of more than $150,000 in
27	cash and stock, or $16,667 per board meeting, which equates to several thousand dollars per hour.
28	Taft also receives $6,000 a year for serving on the Audit Committee. Taft has longstanding
1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	personal, social and financial relationships with several of the defendants which preclude him from
2	objectively considering a demand to take action against his fellow board members. Taft is the
3	President of Taft Broadcasting Co., and is thus pre-conditioned to side with Company management,
4	a proclivity he has demonstrated by supporting any and all initiatives advanced by Company
5	management. Taft also had and continues to have direct business connections with Tribune, to
6	which he sold a television station. Taft is also affiliated with the Boys & Girls Clubs of Cincinnati,
7	while defendant Reyes is affiliated with the Boys & Girls Clubs of America and of Chicago.
8	20. Defendant White has been a director since 2005, and serves on the Board's
9	Compensation and Organization Committee. For Board service, White receives annual
10	compensation of more than $150,000 in cash and stock, or $16,667 per board meeting, which
11	equates to several thousand dollars per hour. White has longstanding personal, social and financial
12	relationships with several of the defendants which preclude him from objectively considering a
13	demand to take action against his fellow board members. For example, White serves with
14	defendants FitzSimons, Holden, Morrison, Osborn and Reyes on the board of the Museum of
15	Science and Industry; with defendants FitzSimons, Osborn and Reyes on the Civic Committee; and
16	with defendants FitzSimons and Osborn on the board of Northwestern University. White is CEO of
17	Abbott Laboratories, and is thus pre-conditioned to side with Company management, a proclivity he
18	has demonstrated by supporting any and all initiatives advanced by Company management.
19	21. Defendant Jeffrey Chandler ("Chandler") is a citizen of California. Chandler has
20	been a director since 2000, and is a member of the Board's Compensation & Organization
21	Committee. For Board service, Chandler receives annual compensation of $150,000 in cash and
22	stock, or $16,667 per board meeting, which equates to several thousand dollars per hour. Chandler
23	has longstanding personal, social and financial relationships with several of the defendants which
24	preclude him from objectively considering a demand to take action against his fellow board
25	members.
26	22. Defendant Roger Goodan ("Goodan") has been a director since 2000, and is a
27	member of the Board's Nominating & Corporate Governance Committee. For Board service,
28	Goodan receives annual compensation of $150,000 in cash and stock, or $16,667 per board meeting,

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	which equates to several thousand dollars per hour. Goodan has longstanding personal, social and
2	financial relationships with several of the defendants which preclude him from objectively
3	considering a demand to take action against his fellow board members.
4	23. Defendant William Stinehart, Jr. ("Stinehart") is a citizen of California. Stinehart has
5	been a director since 2000, and is a member of the Board's Nominating & Governance Committee
6	and Executive Committee. For Board service, Stinehart receives annual compensation of $150,000
7	in cash and stock, or $16,667 per board meeting, which equates to several thousand dollars per hour.
8	Stinehart has longstanding personal, social and financial relationships with several of the defendants
9	which preclude him from objectively considering a demand to take action against his fellow board
10	members.
11	24. The defendants named above in ¶¶ 13-23 are sometimes collectively referred to as the
12	"Individual Defendants."
13	25. The true names and capacities of defendants sued herein under California Code of
14	Civil Procedure §474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who
15	therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint
16	and include these Doe defendants' true names and capacities when they are ascertained. Each of the
17	fictitiously named defendants is responsible in some manner for the conduct alleged herein and for
18	the injuries suffered by the Class.
19	DEFENDANTS' FIDUCIARY DUTIES
20	26. By reason of the defendants' positions with the Company as officers and/or directors,
21	said individuals owe fiduciary duties to Tribune and its public stockholders including duties of good
22	faith, fair dealing, loyalty and full, candid and adequate disclosure.
23	27. As corporate directors, defendants are required to act in good faith, in the best
24	interests of the corporation's shareholders and with such care, including reasonable inquiry, as
25	would be expected of an ordinarily prudent person. In a situation where the Company is presented
25	with potential value-maximizing strategic alternatives, directors are required to take all steps
27	reasonably required to properly evaluate such alternatives and choose the alternative that is in the
28

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	best interests of the Company and its shareholders. To diligently comply with this duty, the directors
2	of a corporation may not take any action that:
3	(a) adversely affects the value provided to the corporation's shareholders;
4	(b) contractually prohibits the directors from complying with or carrying out their
5	fiduciary duties;
6	(c) discourages or inhibits offers to purchase the corporation or its assets; or
7	(d) will otherwise adversely affect their duty to search and secure the best value
8	reasonably available under the circumstances for the corporation's shareholders.
9	28. In accordance with their duties of loyalty and good faith, the defendants, as directors
10	and/or officers of Tribune, are obligated to refrain from:
11	(a) participating in any act or transaction where the directors' or officers'
12	loyalties are divided;
13	(b) using their positions of control to harm Tribune or extract personal financial
14	benefits not equally shared by the public shareholders of the corporation;
15	(c) unjustly entrenching or enriching themselves at the expense or to the
16	detriment of Tribune's public shareholders; and/or
17	(d) unjustly entrenching themselves as managers and/or officers of the Company
18	by failing to give good faith consideration to potential value-maximizing alternatives for the
19	Company and its shareholders.
20	29. The defendants, separately and together, have violated the fiduciary duties owed to
21	plaintiff and the other public shareholders of Tribune, including their duties of loyalty, good faith,
22	candor and independence, insofar as they have refused to give good faith consideration to value-
23	maximizing opportunities for the Company, including: (i) a tax-free spin-off; (ii) a divestiture of
24	certain Company assets; or (iii) a sale of the entire Company. Defendants have been steadfast in
25	their refusal to consider any of these alternatives in good faith and instead have chosen to impair the
26	Company and make it much less attractive to a potential acquirer by undertaking the share
27	repurchase program that has consumed Company cash and caused the Company to take on an
28	additional $2.4 billion in debt.

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	30. As a result of their failure to consider these alternatives in good faith, the defendants,
2	as a matter of law, have breached their fiduciary duties of good faith and fair dealing owed to the
3	Company and its shareholders.
4	CLASS ALLEGATIONS
5	31. Plaintiff brings this action on his own behalf and as a class action pursuant to Cal.
6	Code Civ. P. §382 on behalf of all holders of Tribune stock who are being and will be harmed by
7	defendants' actions described below (the "Class"). Excluded from the Class are defendants herein
8	and any person, firm, trust, corporation or other entity related to or affiliated with any defendant.
9	32. This action is properly maintainable as a class action.
10	33. The Class is so numerous that joinder of all members is impracticable. According to
11	Tribune's SEC filings, there are more than 245 million shares of Tribune common stock outstanding.
12	34. There are questions of law and fact which are common to the Class and which
13	predominate over questions affecting any individual Class member. The common questions include,
14	inter alia, the following:
15	(a) whether defendants have breached their fiduciary duties of undivided loyalty,
16	independence or due care with respect to plaintiff and the other members of the Class as a result of
17	their repeated rejection of and failure to consider in good faith value-maximizing alternatives for the
18	Company and their entrenchment and/or maintenance of entrenchment devices;
19	(b) whether defendants are attempting to entrench themselves in order to preserve
20	their lucrative and prestigious positions at the expense of maximizing shareholder value by, among
21	other things, agreeing to the Proposed Acquisition and failing to give reasonable and good faith
22	consideration to value-maximizing alternatives for the Company and their entrenchment and/or
23	maintenance of entrenchment devices;
24	(c) whether defendants have breached their fiduciary duties by entrenching
25	themselves as officers and/or directors of the Company and/or attempting to use their control over
26	Tribune's operations to extract personal benefits for themselves;
27	(d) whether defendants have breached any of their other fiduciary duties to
28	plaintiff and the other members of the Class in connection with their rejection and refusal to consider

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	in good faith value-maximizing alternatives for the Company and their entrenchment and/or
2	maintenance of entrenchment devices, including the duties of good faith, diligence, candor and fair
3	dealing; and
4	(e) whether defendants, in bad faith or for improper motives, have taken steps to
5	impair the Company to make it less attractive to potential acquirers or otherwise erected barriers to
6	impede or discourage offers for the Company or its assets.
7	35. Plaintiff's claims are typical of the claims of the other members of the Class and
8	plaintiff does not have any interests adverse to the Class.
9	36. Plaintiff is an adequate representative of the Class, has retained competent counsel
10	experienced in litigation of this nature and will fairly and adequately protect the interests of the
11	Class.
12	37. The prosecution of separate actions by individual members of the Class would create
13	a risk of inconsistent or varying adjudications with respect to individual members of the Class which
14	would establish incompatible standards of conduct for the party opposing the Class.
15	38. Plaintiff anticipates that there will be no difficulty in the management of this
16	litigation. A class action is superior to other available methods for the fair and efficient adjudication
17	of this controversy.
18	39. Defendants have acted on grounds generally applicable to the Class with respect to
19	the matters complained of herein, thereby making appropriate the relief sought herein with respect to
20	the Class as a whole.
21	DERIVATIVE ALLEGATIONS
22	40. Plaintiff brings this action, under California Corporations Code §800, derivatively in
23	the right and for the benefit of Tribune to redress injuries that have been suffered and are continuing
24	to be suffered by Tribune as a direct result of the defendants' violations of law. Tribune is named as
25	a nominal party in this derivative action solely in a derivative capacity.
26	41. Plaintiff has delivered to the Company and the Board a true copy of this Complaint
27	prior to filing.
28

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1	42. Plaintiff will adequately and fairly represent the interests of Tribune in enforcing and
2	prosecuting its rights, and has retained counsel experienced and competent in litigating complex
3	actions and shareholder litigation.
4	43. Plaintiff is an owner of Tribune stock and was an owner of Tribune stock during
5	times relevant to defendants' illegal and wrongful course of conduct alleged herein.
6	44. Any demand made by plaintiff to the Tribune Board to institute this action is excused.
7	Based on all the allegations in this Complaint and defendants' actions to date, including their
8	repeated acts of entrenchment, including refusal to protect the interests of Tribune and its
9	shareholders by responding in good faith to value-maximizing alternatives for the Company, such
10	demand would be a futile and useless act. The Board consists of eleven directors, all of whom are
11	defendants to the action. These defendants maintain complete voting control over any decisions
12	required to be made by the Board, including any action to be taken in response to a demand made by
13	shareholders. Each of the members of the Board have directly participated in the wrongs
14	complained of herein, which disables them from acting independently, objectively or in good faith to
15	advance the interests of Tribune or respond to a demand by shareholders. The Board and senior
16	management are not disinterested or independent as detailed herein and set forth below:
17	(a) Each of the defendants served on the Tribune Board during the relevant period
18	and as board members each was charged with oversight and operation of the Company and the
19	conduct of its business affairs. Each of the defendants has breached the fiduciary duties owed to
20	Tribune and its shareholders by, among other things, failing to take reasonable steps to maximize
21	shareholder value and failing to consider in good faith value-maximizing alternatives for the
22	Company.
23	(b) Instead of responding in good faith to offers to purchase Tribune, management
24	and the Board acted to protect and promote their personal interests and ensure themselves ongoing
25	control over Tribune and thereby ensure their continued ability to receive the benefits of their
26	positions as senior insiders and/or directors of Tribune.
27	(c) Each of the defendants has acted to ensure he or she continues to receive the
28	substantial financial benefits and perquisites provided to them as directors of Tribune. For example,

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1	those defendants who served on the Board in 2005 received compensation for serving as Tribune
2	directors at an annual rate of more than $150,000 a year. The Tribune Board met only nine times in
3	2005, which means that each defendant was compensated an average of $16,667, or several thousand
4	dollars per hour for each meeting attended. Defendant FitzSimons received more than $3 million in
5	salary and benefits in 2005 alone.
6	(d) Even though certain defendants claim to be independent directors because
7	they are not directly employed by the Company, none of these defendants are truly independent
8	because they are all part of Chicago's tight-knit business community. A majority of defendants are
9	senior members of the business community in Chicago, and often sit on the same civic committees
10	and attend the same social events. For instance, defendants FitzSimons, Holden, Morrison, Osborn,
11	Reyes and White all serve together on the board of the Museum of Science and Industry; defendants
12	Osborn, Reyes, White and FitzSimons sit together on the Civic Committee; and defendants Osborn,
13	White and FitzSimons sit together on the board of Northwestern University. Moreover, Chicago
14	boards are well-known for their solidarity and insular nature, and the Board consists entirely of
15	current or former CEO's of corporations that have demonstrated their alignment with Company
16	management by supporting each and every course of action favored by Company management.
17	(e) Because the Board has taken defensive measures to fend off potential offers to
18	purchase the Company, the Board's defensive actions are subject to enhanced judicial scrutiny
19	because of the omnipresent specter that the Board may be acting in its own interests rather than the
20	interests of the Company and its shareholders.
21	(f) In taking unreasonable defensive measures, the Board demonstrated that their
22	primary purpose in doing so was to retain control of the Company. Under such circumstances, there
23	is more than reasonable doubt as to the disinterestedness and independence of the Board, thus
24	making demand futile.
25	(g) As more fully detailed herein, the Board participated in, approved and/or
26	permitted the wrongs alleged herein to have occurred and participated in efforts to conceal or
27	disguise those wrongs from Tribune's shareholders or recklessly and/or negligently disregarded the
28	wrongs complained of herein. Its members are, therefore, not disinterested parties.

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1	45. The defendants named herein have not exercised and cannot exercise independent or
2	objective judgment in deciding whether to bring this action or whether to vigorously prosecute this
3	action because each of the Board members has participated in and/or acquiesced to the misconduct
4	alleged herein.
5	46. The members of the Board have demonstrated their unwillingness to act in
6	compliance with federal or state law or sue themselves and/or their fellow directors and allies in the
7	top ranks of the corporation for failure to do so, as they have developed professional relationships
8	with their fellow board members who are their friends and with whom they have entangling financial
9	alliances, interests and dependencies, and therefore, they are not able to and will not vigorously
10	prosecute any such action.
11	47. Tribune's senior insiders and directors named as defendants herein have shown their
12	interests to be antagonistic to Tribune and this lawsuit as they have refused to consider in good faith
13	options to maximize shareholder value for Tribune and its shareholders. The members of the Board
14	have not and will not authorize a suit against themselves as such a suit would require these
15	defendants to expose themselves to a huge personal liability to Tribune in excess of $750 million, as,
16	due to the particular language of currently utilized directors' and officers' liability insurance policies
17	(i.e., the insured vs. insured exclusion), such an action would not be an insured claim.
18	48. The underlying misconduct of defendants is not a product of a valid exercise of
19	business judgment, and can not be properly ratified by the Board.
20	DEFENDANTS' DEFENSIVE ENTRENCHMENT MEASURES
21	Poison Pill
22	49. Tribune has a poison pill that contains a flip-in provision that entitles shareholders to
23	purchase additional shares of the Company's stock at a nominal price in the event that one entity
24	obtains more than 10% of the Company's outstanding stock, or announces an intention to
25	accumulate more than 10% of the Company's shares. If an unwanted potential acquirer attempted to
26	purchase 10% or more of the Company's outstanding stock, or announced an intention to purchase
27	10% or more of the Company's outstanding stock, the poison pill would be triggered and the price to
28	purchase the entire Company would become exorbitant. The poison pill also contains a provision

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1	that grants shareholders the right to purchase shares of an acquiring entity's stock at a nominal price
2	if a merger is actually consummated and Tribune does not survive (the "flip-over" provision). If the
3	flip-over provision is triggered, the capital structure of an acquiring entity would be significantly
4	impaired, and the interest of its stockholders drastically diluted. Only the Tribune Board, which
5	consists of defendants named herein, has the power and authority to redeem the poison pill, and has
6	demonstrated a refusal to do so, Thus, the existence of the poison pill is an unyielding impediment to
7	a hostile takeover attempt by any other interested third party, and forces potential acquirers to either
8	persuade the Board to negotiate a "friendly" merger or seek to take control of the Company through
9	a proxy fight.
10	Staggered Board
11	50. Defendants have also caused the Company to provide for a staggered board of
12	directors in the Company's Certificate of Incorporation. The Company's staggered board is an
13	additional entrenchment measure that makes it almost impossible for any potential acquirer to take
14	control of the Company, even by waging a proxy fight. The staggered board provision allows
15	defendants to protect two-thirds of the Board from having to stand for re-election by shareholders
16	each year. In order to take over the Board via a proxy fight, a potential acquirer must therefore win
17	two consecutive shareholder elections, a feat too costly for any would-be acquirer to realistically
18	accomplish. In addition, the Articles of Incorporation set forth that no director may be removed for
19	cause, and that the staggered board provision may not be altered without a supermajority vote of at
20	least 80% of all shareholders. Such a staggered board is known in takeover parlance as an "Effective
21	Staggered Board" ("ESB"), because shareholders lack the effective power to terminate its existence.
22	Moreover, defendants have imposed additional entrenchment mechanisms, including a Certificate of
23	Incorporation and Company by-laws designed to provide that defendants may increase the size of the
24	Board without shareholder approval, and that only defendants may fill vacancies on the Board.
25	51. Barred from any realistic opportunity to wage a successful proxy fight for control of
26	the Board, no unwanted would-be acquirer could ever cause the Board to redeem the poison pill.
27	The combination of the ESB and the poison pill creates a draconian defensive barrier that precludes
28	any attempt to purchase the Company, With these measures in place, no proposal to purchase the

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1	Company can be successful without defendants' approval. Defendants are improperly and
2	unreasonably using the poison pill and the ESB to block and frustrate any attempts to acquire control
3	of the Company, and to further entrench themselves as officers and/or directors of the Company.
4	Additional Entrenchment Devices
5	52. In addition to the poison pill and the ESB, defendants have put in place a number of
6	other obstacles that prevent any potential acquirer from acquiring the Company without defendants'
7	approval, which will not be forthcoming because defendants intend to rebuff and refuse to negotiate
8	with any potential acquirer. Defendants are also entrenching themselves through the use of:
9	(a) a supermajority vote provision that is a preclusive, unjustified impairment of
10	Tribune shareholders' right to vote in favor of a potential acquisition because it requires approval of
11	two-thirds of the Company's shareholders for a merger with an entity holding 10% or more of the
12	Company's shares;
13	(b) a bar on shareholder action outside of a meeting without unanimous written
14	consent, a measure by which the entrenched defendants maintain control over the ballot box; and
15	(c) a bar on shareholders calling a special meeting, which prevents unwanted
16	potential acquirers from directly soliciting shareholders to oust defendants from the boardroom
17	outside of the context of the Company's annual meeting.
18	53. In engaging in the share repurchase program, defendants have erected another
19	defensive barrier to any unwanted potential acquirer attempting an acquisition. By reducing the
20	amount of shares outstanding, defendants have proportionately increased the strength of their own
21	stockholdings and those of stockholders they control or are aligned with. In doing so, defendants
22	have aggrandized their ability to block any unwanted acquisition by virtue of the proportionately
23	increased voting strength of the shares they control.
24	54. Furthermore, defendants have made the Company substantially less attractive to
25	unwanted potential acquirers by increasing the cost of acquisition and decreasing the available
26	equity to finance a transaction by using all available Company cash on hand to complete the share
27	repurchase program, and correspondingly swelling the Company's debt by over $2.4 billion dollars.
28	Such "suicide pill" measures were instituted for the sole purpose of perpetuating defendants' control

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1	over the Company, and in doing so defendants have significantly decreased the value of the
2	Company and the holdings of its public shareholders. Such actions are taken in breach of
3	defendants' fiduciary duties of loyalty, good faith, due care and candor.
4	55. Even before defendants undertook the share repurchase program, the combined effect
5	of the Company's draconian defensive measures was so preclusive that the Internet Web site
6	www.sharkrepellant.net rated the Company's takeover defenses an incredible "9.5" on a scale of 1 to
7	10. After the share repurchase program, defendants have no doubt now earned the Company a
8	perfect "10" for its "bulletproof" rating.
9	56. Defendants' chosen combination of defensive measures prevents any unwanted
10	potential acquirer from, among other things, attempting to buy the Company directly from
11	shareholders. Defendants have held and are holding the Company and its shareholders hostage for
12	the benefit of defendants and management.
13	BACKGROUND TO THE PROPOSED ACQUISITION
14	57. Tribune is a media and entertainment company that, through its subsidiaries, is
15	engaged in newspaper publishing, television and radio broadcasting and entertainment. The
16	Company was founded in 1847, and incorporated in Illinois in 1861. As a result of corporate
17	restructuring in 1968, the Company became a holding company incorporated in Delaware.
18	58. Tribune's primary line of business is publishing, which represented 73% of its
19	operating revenues in 2005. The Company's primary daily newspapers are the Los Angeles Times,
20	Chicago Tribune, Newsday, South Florida Sun-Sentinel, The Baltimore Sun, Orlando Sentinel, The
21	Hartford Courant, The Morning Call, Daily Press, The Advocate and Greenwich Time.
22	59. The Chandler family founded the Los Angeles Times in 1881. The Chandler family
23	owned the Los Angeles Times and its parent company, Times Mirror Co., until 2000, when Tribune
24	completed an $8.3 billion merger with Times Mirror ("Times Mirror Merger"). As part of the Times
25	Mirror Merger, the Company gained ownership of not just the Los Angeles Times, but also Newsday,
26	The Baltimore Sun, The Hartford Courant, The Morning Call, Daily Press, The Advocate and
27	Greenwich Time.
28

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1	60. The Times Mirror Merger also resulted in the Chandler family becoming a 12%
2	shareholder of the Company, and being awarded three seats on the Tribune Board. The current
3	members of the Board who represent the Chandler family interests at Tribune are defendants
4	Chandler, Goodan and Stinehart.
5	61. Tribune also has significant interests in television and radio broadcasting, including
6	ownership of numerous affiliates of the WB Television Network (the "WB"), several Fox Network
7	Television affiliates, and an ABC television affiliate in New Orleans, the Chicago Cubs baseball
8	team, the WGN-AM radio station in Chicago, and Tribune Entertainment, a company that distributes
9	its own programming licensed from third parties.
10	62. The Company's foray into television with the WB has been less than successful. In
11	the Fall of 2006, the WB was shut down, and Tribune affiliated most of its former WB stations with
12	a new network, the CW Network. As a result of the WB's failure, Tribune will be forced to write off
13	approximately $15 million before taxes.
14	63. On May 30, 2006, defendants caused the Company to announce that defendants had
15	authorized the repurchase of up to 53 million shares of the Company's common stock in a modified
16	"Dutch Auction" tender offer. The share repurchase plan also included a purchase of an additional
17	10 million shares from the McCormick Tribune Foundation and Cantigny Foundation, the
18	Company's two largest shareholders, holding 11.7% and 13.6% of the Company's outstanding
19	shares respectively. Defendants also stated their intention to cause the Company to follow up the
20	tender offer with a purchase of up to 12 million additional shares on the open market.
21	64. After defendants' announcement of the share repurchase plan, Moody's Investors
22	Service cut the Company's bond rating to "junk" status because of the amount of debt the plan will
23	cause the Company to undertake.
24	65. On June 13, 2006, the Board received a letter written on behalf of the Chandler
25	Trusts, which represent the economic interests of the Chandler family in Tribune (the "Chandler
26	Trust Letter"). The Chandler Trust Letter publicly proposed alternatives to the share repurchase
27	program that the Board had been asked to consider in non-public board meetings prior to adoption of
28	the share repurchase program. The Chandler Trust Letter revealed that the Company had received

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1	"inquiries" "from very credible private equity firms" regarding a possible leveraged buyout of the
2	Company that "could be accomplished at a price in excess of $35 a share," an option that
3	defendants had refused to consider before embarking on the costly and risky share repurchase
4	program.
5	66. The Chandler Trust Letter described the process by which the share repurchase
6	program was adopted as "fundamentally flawed," and deemed the share repurchase program "a
7	purely financial device that fails altogether to address the real business issues facing Tribune." The
8	Chandler Trust Letter decried the Board's non-existent deliberative process in considering the share
9	repurchase program:
10	We believe management and its advisors created a false sense of urgency in representing to directors that immediate action was required on the self-tender
11	transaction. As a result, the Board's action was hasty and ill-informed. Tactical alternatives were superficially listed and dismissed without addressing the failure of
12	the company's fundamental strategy or its poor performance. Prudence should have required that management first determine a cogent and realistic strategy for
13	restoring the value of Tribune's businesses and assets prior to creating a financial structure that limits strategic options.
14	67. The Chandler Trust Letter noted that "Tribune has significantly underperformed
15	industry averages and there is scant evidence to suggest the next two years will be any different."
16	The Chandler Trust Letter described how Tribune's stock has declined 38% since the beginning of
17	2003, when current management was put in place—"substantially worse than both the newspaper
18	peer group (down 8.8%) and the broadcasting peer group (down 29.0%)," and demonstrated how
19	management had failed to maximize value for shareholders' equity by delineating: (i) "a sum-of-the-
20	parts analysis" from Morgan Stanley and Bear Stearns that "suggest[s] a breakup value of $42 per
21	share" or a 50% premium over the pre-share repurchase price of $28 per share, and the same analysis
22	from Prudential that "pegg[ed] the value at $43 per share"; and (ii) a breakup analysis from "Ariel
23	Capital, one of Tribune's biggest stockholders," that showed the Company "would be worth $44 to
24	$46 per share in a breakup involving a subsequent sale of the parts."
25	68. The Chandler Trust Letter demanded that the Management Directors undertake, in
26	good faith, certain steps to maximize shareholder value, including: (i) implementing a "tax-free spin-
27	off" involving a "major private equity firm to make a significant investment in the television
28

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1	company and act as its 'sponsor'; (ii) exploring "other strategic alternatives, including breaking up
2	and selling, or disposing in tax-free spin-offs, some or all of its newspaper properties," or
3	alternatively, "the possibility of an acquisition of Tribune as a whole at an attractive premium"; and
4	(iii) appointing "a committee of independent directors as soon as possible to oversee a thorough
5	review and evaluation of the management, business and strategic issues facing Tribune and to
6	promptly execute alternatives to restore and enhance stockholder value."
7	69. The Chandler Trust Letter noted in closing that if defendants did not act quickly, the
8	Chandler Trusts "intend to begin actively pursing possible changes in Tribune's management and
9	other transactions to enhance the value realized by all Tribune stockholders by engaging with other
10	stockholders and other parties."
11	70. Defendants demonstrated that their main design in a response to the Chandler Trusts
12	was entrenchment, in a letter dated June 15, 2006, in which they defended their decision to side with
13	Company management and undertake the share repurchase program as an additional defensive
14	measure to make the Company less attractive to potential acquirers.
15	71. On June 30, 2006, defendants announced that the Company had completed the share
16	repurchase plan. Via the share repurchase plan defendants were able to significantly reduce public
17	holdings in the Company, repurchasing nearly 45 million shares.
18	72. The share repurchase plan was not a complete success for defendants, however, as far
19	fewer shareholders tendered than defendants expected. To make up the shortfall, defendants
20	announced that they intend to repurchase up to an additional 20 million shares in the open market on
21	or after July 12, 2006.
22	73. Analysts attributed the less-than-successful share repurchase plan to a lack of
23	shareholder confidence in the current plan for the Company. An analyst for Morgan Stanley opined
24	that "[t]he fact that the tender came in below expectations indicates to us that investors are expecting
25	additional actions by the company to realize value."
26	74. Analysts noted that, given the existing defensive barriers defendants have erected,
27	replacing the Board will be difficult. "Tribune's board cannot be replaced in one fell swoop because
28	elections are staggered over several years." Analysts also noted that forcing defendants to pursue a

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1	sale of the Company will also be difficult with defendants' defensive barriers in place because
2	"private equity firms, potential buyers of Tribune assets, are usually reluctant to make hostile bids."
3	75. An article in ChicagoBusiness.Com, entitled "Tribune board finds itself in the
4	spotlight," delineated just how tough it would be for the Chandler Trusts, the Company and its
5	shareholders to force defendants to forego their entrenchment tactics and take steps to maximize
6	shareholder value rather than side with Company management:
7	The boardroom brawl at Tribune Co. poses a loyalty test for a group of homegrown directors with deep ties to company management and the Chicago
8	business community.
9	A majority of Tribune's 11 directors, including CEO Dennis FitzSimons, are drawn from a tight circle of the city's corporate elite. Directors like Northern
10	Trust Corp. CEO William A. Osborn and Abbott Laboratories chief Miles D. White run in the same circles, often serving together on civic and charitable boards.
11	"Outside relationships—whether they're at a country club or other
12	directorships or private business relationships—could potentially influence the objectivity of a director," says Rob Kellogg, a managing director for research at
13	Rockville, Md.-based proxy adviser Institutional Shareholder Services Inc.
14	As the fight for control of Tribune unfolds, the six local directors will face increasing tension between their fiduciary duties to shareholders and any affinity they
15	may feel for company management or Tribune itself as an iconic Chicago institution.
16	* * *
17	So far the local directors, along with two other out-of-town board members, have backed management. . . .
18	Among the Chicago directors, only former Quaker Oats Co. CEO Robert
19	Morrison has a track record in unloading a company outright. In 2000 he announced the sale of the century-old Chicago company, which, like Tribune, stumbled with a
20	big, ill-fated acquisition.
21	Corporate Library, a watchdog group in Maine, classifies Mr. Osborn, the
Tribune's lead director, as an "outside related" director because of business
22	relationships between Northern Trust and Tribune.
23	76. Analysts agreed that Tribune shareholders would have been much better served by a
24	break-up or sale of assets instead of being held hostage by defendants' entrenchment tactics.
25	Edward Atorino, an analyst at The Benchmark Company, stated about the Company that "[t]hese are
26	very salable assets." "The company was put together through acquisition. And it could be taken
27
28

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1	apart by divestiture and yield what some people on Wall Street feel—and I would concur—is worth
2	more than $40 a share."
3	77. Some analysts opined that the Company would be worth as much as $50 per share if
4	it were sold outright.
5	78. Defendants' focus on retaining their control over Tribune's corporate machinery and
6	recalcitrance in refusing to pursue any value-maximizing opportunities for shareholders was
7	especially problematic given increasing interest in the market in potential deals for all or part of
8	Tribune's assets.
9	79. Meanwhile, a number of wealthy investors publicly expressed their interest in
10	purchasing the Los Angeles Times, including philanthropist Eli Broad, former Major League
11	Baseball Commissioner Peter Ueberroth, Ron Burkle, head of Yucaipa Company, an investment
12	firm that recently expressed interest in buying some of the Knight Ridder newspapers, and David
13	Geffen, the record executive. Some analysts opined that the Los Angeles Times alone could be sold
14	for as much as $3 billion.
15	80. In addition, Mark Cuban, owner of the Dallas Mavericks, stated that he would pay
16	"any price" to purchase the Chicago Cubs from the Company.
17	81. On July 31, 2006, it was reported that defendants had formally refused to negotiate
18	with Burkle, Geffen or Broad regarding a possible purchase of the Los Angeles Times. Defendants
19	told all three investors that the Los Angeles Times was not for sale, and that they would not agree to
20	have any further discussions.
21	82. The same reports that announced defendants' out-of-hand rejection of the offers made
22	by Burkle, Geffen and Broad also reported that several investors were interested in purchasing
23	outright both The Baltimore Sun and Newsday.
24	83. In September, however, defendants took steps to temporarily placate the Chandler
25	Trusts and other disenchanted shareholders by agreeing to restructure two partnerships the Company
26	inherited six years ago in the Times Mirror Merger. Defendants contended that restructuring the
27	partnerships was necessary to enable the Board to take steps to maximize shareholder value.
28	Accordingly, on September 21, 2006, defendants set up a so-called independent Special Committee

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1	to undertake an assessment of strategic alternatives. The committee was not independent, however,
2	as it consisted entirely of directors who were aligned with management: Hernandez, Heldon,
3	Morrison, Osborn, Reyes, Taft and White. The Committee hired Morgan Stanley as its financial
4	advisor shortly thereafter.
5	84. On October 23, 2006, it was announced that several private equity firms had
6	expressed interest in purchasing Tribune and intended to present indications of interest by the end of
7	the month. These private equity firms included two groups, one consisting of Madison Dearborn
8	Partners, Providence Equity Partners and Apollo Management, and another comprised of Thomas H.
9	Lee Partners and Texas Pacific Group. Another private equity group, Carlyle Group, had also made
10	entreaties.
11	85. On November 2, 2006, defendants rebuffed the interested bidders when they
12	announced that they were shifting the focus of their purported pursuit of strategic alternatives away
13	from a sale of the entire Company and towards individual sales of different business entities within
14	the Company.
15	86. Despite defendants' demonstrated resistance to a full and fair sales process, potential
16	acquirers continued to express interest in purchasing the Company. On November 8, 2006, private
17	investors Broad and Burkle made a renewed offer to purchase the entire Company. Not surprisingly,
18	defendants made no initial efforts to publicly respond to Broad and Burkle or to negotiate with the
19	two California-based investors.
20	87. By late November 2006, defendants announced that they had extended their review of
21	strategic alternatives to January 2007 and that the process had "generated a strong interest from a
22	number of parties." The Company also announced that the Special Committee would make a
23	recommendation to the Board before the end of the first quarter of 2007.
24	88. At a December 12, 2006 meeting, the Committee also discussed possible roles for the
25	McCormick Tribune Foundation and Cantigny Foundation in the process and management's
26	involvement with the foundations.
27	89. On December 14, 2006, it was reported that billionaire Geffen in November 2006 had
28	reviewed his proposal to buy the Los Angeles Times from Tribune for $2 billion. Defendants

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1	responded by saying they would not consider Geffen's bid until the Company had fielded offers for
2	the entire Company.
3	90. In January 2007, the McCormick Tribune Foundation, which holds an 11.7% stake in
4	Tribune and is run by current and former Tribune Co. executives, including defendant FitzSimons,
5	announced it had enlisted the support of the Blackstone Group, to facilitate a bid for the Company.
6	At the time, the Blackstone Group was finalizing plans to take Equity Office Properties private,
7	which it accomplished in February 2007 for $39 billion. Pursuant to that transaction, Zell, who was
8	founder, Chairman and CEO of Equity Office Properties and who at the time was formulating his
9	own plan to acquire Tribune, cashed out his holdings in Equity Office Properties for hundreds of
10	millions of dollars.
11	91. Shortly thereafter, the Chicago Tribune reported that the McCormick Tribune
12	Foundation had spoken with Zell about a way to structure an offer to take the Company private.
13	Blackstone subsequently never pursued a proposal with the McCormick Tribune Foundation to
14	acquire Tribune.
15	92. Defendants initially set January 17, 2007 as the deadline for the submission of bids
16	from interested parties. By that date, three parties submitted bids. The first, from the Chandlers,
17	contemplated a stock and cash deal with two private equity firms estimated at $31.70 per share. The
18	second, from Broad and Burkle, estimated at $34.00 per share, involved a privately-sponsored
20	recapitalization plan pursuant to which Broad and Burkle would inject $500 million cash into the
21	Company and arrange a debt package to pay out a $27.00 per share dividend in exchange for 30% of
22	the Company. Finally, the Carlyle Group put forth a bid solely for the Company's television station
23	group.
24	93. In response to the bids, the Special Committee leaked to the press that they were
25	favoring an internal restructuring that would keep them in place, but also announced it was
26	reviewing the bids and placed a self-imposed March 31, 2007 deadline on its process.
27	94. Meanwhile, in early February, media reports again surfaced concerning Zell's
28	discussion with Tribune. On March 1, 2007, Zell was quoted as saying in an online edition of

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	Crain's Chicago Business "[t]o the extent we may get involved with the Tribune, I can guarantee
2	you our interests are 100% economic."
3	95. Later in March 2007, Barron's reported that Zell would personally put in as much as
4	$300 million toward his proposal, that he had commitments from lenders for all the debt required,
5	that the proposal involved creation of an ESOP and that the proposed transaction would be valued at
6	about $13 billion.
7	96. On March 23, 2007, it was disclosed that defendant Zell had made an acquisition
8	proposal for $33.00 per share which called for an ESOP. Under such an arrangement, the
9	McCormick Tribune Foundation, the Chandler Trust, Tribune management and defendants would
10	reap windfalls of millions of dollars through the deferral of capital gains on the sale of their stock,
11	and management and Board members would stay in control of the Company.
12	97. Shortly after the Zell's agreement was disclosed, Burkle and Broad complained to the
13	Tribune Board that they had not received fair treatment in the bidding process. Specifically, the two
14	California billionaires sent a letter to the Board objecting to the disparate treatment they believed
15	Zell had enjoyed by being given access to detailed internal information necessary to structure his
16	acquisition proposal as an ESOP. Furthermore, the structure would benefit management as owners
17	of the ESOP by allowing them to deduct interest and principal payments on the debt incurred in
18	setting up the ESOP.
19	98. Knowing their current proposal would not receive any genuine consideration from
20	defendants as it neither benefited the large shareholders nor allowed management and Board
21	members to retain control, despite it being worth $1 per share more than Zell's agreement, Burkle
22	and Broad adjusted the terms of their proposal to include an ESOP structure. The motivation was
23	clear. Wachovia Securities analyst John Janedis commented that "[w]e think this benefit could be
24	one of the reasons that the company has favored the Zell bid, as the Chandlers, the McCormick
25	Trust, and management could all potentially benefit from this." On March 30, 2007, Burkle and
26	Broad submitted a revised proposal at $34 per share which included an ESOP structure. The
27	proposal contemplated an investment of $500 million by Broad and Burkle.
28

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	99. At some point prior to April 2, 2007, Zell increased his offer to $34.00 per share.
2	Despite the active participation of Zell and the Broad and Burkle coalition, defendants adhered to
3	their arbitrary deadline without giving Broad and Burkle the opportunity to beat Zell's offer, and
4	agreed to a transaction with Zell on Sunday, April 1, 2007.
5	THE PROPOSED ACQUISITION
6	100. On Sunday, April 2, 2007, defendants announced that they had agreed to the Zell
7	proposal. The press release stated (in part):
8	Tribune to Go Private for $34 Per Share
9	Employee Stock Ownership Plan (ESOP) Created; Sam Zell to Invest, Join Board; Chicago Cubs
and Comcast SportsNet Interest to be Sold
10	CHICAGO, April 2 /PRNewswire-FirstCall/—With the completion of its
11	strategic review process, Tribune Company (NYSE: TRB) today announced a
12	transaction which will result in the company going private and Tribune shareholders receiving $34 per share. Sam Zell is supporting the transaction with a $315 million
13	investment. Shareholders will receive their consideration in a two-stage transaction.
14	Upon completion of the transaction, the company will be privately held, with an Employee Stock Ownership Plan (ESOP) holding all of Tribune's then-
15	outstanding common stock and Zell holding a subordinated note and a warrant entitling him to acquire 40 percent of Tribune's common stock. Zell will join the
16	Tribune board upon completion of his initial investment and will become chairman when the merger closes.
17	The first stage of the transaction is a cash tender offer for approximately 126 million shares at $34 per share. The tender offer will be funded by incremental
18	borrowings and a $250 million investment from Sam Zell. It is anticipated to be completed in the second quarter of 2007. The second stage is a merger expected to
19	close in the fourth quarter of 2007 in which the remaining publicly-held shares will
20	receive $34 per share. Zell will make an additional investment of $65 million in connection with the merger, bringing his investment in Tribune to $315 million.
21	The board of directors of Tribune, on the recommendation of a special committee comprised entirely of independent directors, has approved the agreements
22	and will recommend Tribune shareholder approval. Representatives of the Chandler
Trusts on the board abstained from voting as directors. However, the Chandler Trusts
23	have agreed to vote in favor of the transaction.
The agreements reached between Tribune, the ESOP and Zell and announced
24	today include the following transactions:
25	• The ESOP will immediately purchase $250 million of newly issued Tribune common stock for $28 per share.
26	• Zell will invest $250 million in Tribune and join its board of directors. Of this initial
27	investment, $50 million will purchase approximately 1.5 million newly-issued shares
28	of Tribune common stock for $34 per share and $200 million will purchase a note

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	exchangeable for common stock at a $34 per share exchange price. The Zell investment will be completed upon expiration or early termination of the Hart-Scott-
2	Rodino waiting period, subject to other customary conditions.
• Tribune will launch a tender offer to repurchase approximately 126 million shares of
3	its common stock for $34 per share, returning approximately $4.3 billion of capital to shareholders. The tender offer will be subject to the completion of financing
4	arrangements, receipt of a solvency opinion and other customary conditions; it is expected to be completed in the second quarter of 2007.
5	• Following the tender offer, Tribune and the ESOP will merge and all remaining
Tribune stock will be converted to cash at $34 per share. The merger will be subject
6	to Tribune shareholder approval, FCC and other regulatory approvals, receipt of financing and a solvency opinion, and other conditions reflected in the definitive
7	agreements that will be filed later this week with the SEC. If the merger has not closed by Jan. 1, 2008, shareholders will receive an additional amount of cash based
8	upon an 8 percent annualized "ticking fee" that will accrue from Jan. 1, 2008, until the closing.
9	• Up to the time of shareholder approval, Tribune's board of directors will be entitled, subject to specified conditions, to consider unsolicited alternative proposals that may
10	lead to a superior proposal. In the event such a superior proposal is selected, the breakup fee to Zell would be $25 million.
11	• In conjunction with the execution of these agreements, Tribune will suspend its regular quarterly dividend.
12	• Upon completion of the merger, Zell's initial $250 million investment will be redeemed and Zell will make a new investment through the purchase of a
13	subordinated note for $225 million with an 11-year maturity and a warrant for $90
14	million with a 15-year maturity. The warrant can be exercised by Zell at any time to
15	acquire 40 percent of Tribune's common stock for an aggregate exercise price
16	initially of $500 million.
17	• The company will be led by a board of directors with an independent majority.
18	Dennis FitzSimons, as Tribune president and chief executive officer, will remain a
19	member of the board, along with at least five independent
directors and an additional director affiliated with Zell.
20	101. In order to obtain the significant tax benefits from the ESOP structure, the Chandler
21	Trusts have entered into a voting agreement with Tribune pursuant to which they are obligated to
22	vote in favor of the post-tender merger. Other Board members, however, who will remain on the
23	Board and also have divergent interests, did not abstain. Significantly, representatives of the
24	Chandler Trusts on the Tribune Board abstained from the Board vote on the Proposed Acquisition—
25	a clear admission that their interests diverged from other public shareholders.
26	102. Beyond the unfair price and unfair bidding process, the defendants have also imposed
27	upon shareholders a means to accomplish the Proposed Acquisition that is structurally coercive and
28

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	unlawful. Pursuant to the agreement with Zell, Zell will fund a tender offer to repurchase
2	approximately 126 million shares of its common stock for $34 per share, or approximately $4.3
3	billion. The tender offer portion of the Proposed Acquisition is expected to be completed in the
4	second quarter of 2007. Following the tender offer, Tribune and the ESOP will merge and all
5	remaining Tribune stock will be converted to cash at $34 per share. Shareholders who do not tender
6	their shares immediately, will be forced to wait at least until the end of the year before they can vote
7	on the second step of the Proposed Acquisition. In that time period, however, they lose time value
8	of their investment and risk the merger not being accomplished because of industry or company-
9	specific issues, but they get none of the upside benefits for fiscal improvement. Thus, shareholders
10	unaffiliated with the Company or its large shareholders only real choice is to tender, and give the
11	buyout group sufficient ownership interest to assure shareholder approval of the second step. Public
12	shareholders, as the majority, will have no real say as to whether or not the Proposed Acquisition
13	actually takes place.
14	FIRST CAUSE OF ACTION
15	Class and Derivative Claim Against all Defendants for Breach of Fiduciary Duty
16	103. Plaintiff repeats and realleges each allegation as though fully set forth herein.
17	Plaintiff brings this claim derivatively on behalf of Tribune and directly on behalf of himself and all
18	other Class members.
19	104. The defendants failed to act reasonably or in good faith in an effort to maximize
20	shareholder value. Rather, the defendants have taken actions designed to impede the maximization
21	of shareholder value in order to allow defendants to retain their control over and emoluments
22	associated with their positions as directors and/or senior insiders of Tribune.
23	105. The defendants have violated fiduciary duties of care, loyalty, candor and
24	independence owed to Tribune and its public shareholders and have acted to put their personal
25	interests ahead of the interests of Tribune shareholders.
26	106. The Individual Defendants were and are under a duty to:
27	(a) fully inform themselves of the market value of Tribune before taking, or
28	agreeing to refrain from taking, action;

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	(b) act in the best interest of Tribune and its shareholders; and
2	(c) act in accordance with their fundamental duties of due care, good faith, loyalty
3	and candor.
4	107. The Individual Defendants have violated their fiduciary duties by failing to give
5	reasonable and good faith consideration to alternatives to maximize shareholder value. Defendants
6	directly breached and/or aided and abetted the other defendants' fiduciary duties to Tribune and the
7	public stockholders of Tribune.
8	108. As demonstrated by the allegations above, the defendants failed to exercise the care
9	required, and breached their duties of loyalty, good faith, candor and independence owed to the
10	shareholders of Tribune because, among other reasons, they failed to properly and adequately
11	consider offers to purchase Tribune and take other necessary steps to maximize the value of Tribune
12	to its public shareholders.
13	109. Because the Individual Defendants dominate and control the business and corporate
14	affairs of Tribune, and are in possession of private corporate information concerning Tribune's
15	assets (including the knowledge during the relevant period of other undisclosed bids for the
16	Company), business and future prospects, there exists an imbalance and disparity of knowledge and
17	economic power between them and the public shareholders of Tribune which makes it inherently
18	unfair for them to reject any proposed transaction or strategic alternatives for the Company for the
19	sole purpose of entrenching themselves as managers and directors of the Company, to the exclusion
20	of maximizing shareholder value.
21	110. By reason of the foregoing acts, practices and course of conduct, the defendants have
22	failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward
23	plaintiff and the other members of the Class.
24	111. Defendants are engaging in self dealing, are not acting in good faith toward plaintiff
25	and the other members of the Class, and have breached and are breaching their fiduciary duties to the
26	members of the Class.
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1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	112. Each of the Individual Defendants has knowingly participated in the unlawful
2	conduct alleged herein in order to advance his or her own economic interests, or the interests of
3	friends and colleagues, to the detriment of Tribune and its shareholders.
4	113. By the acts, transactions and courses of conduct alleged herein, the Individual
5	Defendants, on their own and as part of a common plan, and in breach of their fiduciary duties to
6	Tribune and its shareholders, are engaging in acts that will irreparably harm the Company and/or its
7	shareholders.
8	114. By reason of the foregoing acts, practices and course of conduct, the Individual
9	Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary
10	obligations toward Tribune.
11	115. As a result of the defendants' unlawful actions, Tribune and its public shareholders
12	are being and will be irreparably harmed unless defendants' actions are enjoined by the Court, the
13	Individual Defendants will continue to breach their fiduciary duties owed to Tribune and Tribune
14	shareholders and will continue to engage in a process that harms Tribune and its shareholders and
15	inhibits the maximization of shareholder value.
16	SECOND CAUSE OF ACTION
17	Derivative Claim Against all Defendants for Abuse of Control
18	116. Plaintiff incorporates by reference and realleges each and every allegation set forth
19	above, as though fully set forth herein.
20	117. Defendants employed the alleged scheme for the purpose of maintaining and
21	entrenching themselves in their positions of power, prestige and profit at, and control over, Tribune,
22	and to continue to receive the substantial benefits, salaries and emoluments associated with their
23	positions at Tribune. As part of this scheme, defendants erected unreasonable and draconian
24	defensive barriers to prevent potential offers for the Company, undertook a costly and risky share
25	repurchase plan to damage the Company and make it less attractive to potential acquirers, and made
26	affirmative misrepresentations concerning their unlawful misconduct.
27	118. Defendants' conduct constituted an abuse of their ability to control and influence
28	Tribune.

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	119. By reason of the foregoing, Tribune has been damaged.
2	THIRD CAUSE OF ACTION
3	Derivative Claim Against All Defendants for Gross Mismanagement
4	120. Plaintiff incorporates by reference and realleges each and every allegation set forth
5	above, as though fully set forth herein.
6	121. Defendants had a duty to Tribune and its shareholders to prudently supervise, manage
7	and control the operations and business of Tribune.
8	122. Defendants, by their actions and by engaging in the wrongdoing described herein,
9	abandoned and abdicated their responsibilities and duties with regard to prudently managing the
10	businesses of Tribune in a manner consistent with the duties imposed upon them by law. By
11	committing the misconduct alleged herein, defendants breached their duties of due care, diligence
12	and candor in the management and administration of Tribune's affairs and in the use and
13	preservation of Tribune's assets.
14	123. During the course of the discharge of their duties, defendants knew or recklessly
15	disregarded the unreasonable risks and losses associated with their misconduct, yet defendants
16	caused Tribune to engage in the scheme complained of herein which they knew had an unreasonable
17	risk of damage to Tribune, thus breaching their duties to the Company. As a result, defendants
18	grossly mismanaged Tribune.
19	124. By reason of the foregoing, Tribune has been damaged.
20	FOURTH CAUSE OF ACTION
21	Derivative Claim Against all Defendants for Corporate Waste
22	125. Plaintiff incorporates by reference and realleges each and every allegation set forth
23	above, as though fully set forth herein.
24	126. By failing to properly consider the interests of the Company and its public
25	shareholders, and by causing the Company to expend its cash on hand and incur $2.4 billion dollars
26	in additional unnecessary debt in undertaking the share repurchase plan, defendants have caused
27	Tribune to waste valuable corporate assets.
28	127. As a result of defendants' corporate waste, they are liable to the Company.

1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	PRAYER FOR RELIEF
2	WHEREFORE, plaintiff demands preliminary and permanent relief, including injunctive
3	relief, as follows:
4	A. Declaring that this action is properly maintainable as a class and derivative action;
5	B. Declaring and decreeing that the defendants conduct has been in breach of the
6	fiduciary duties owed by the defendants to Tribune and its public stockholders;
7	C. Declaring and decreeing that defendants' refusal to consider in good faith potential
8	value-maximizing opportunities for the Company and its shareholders is in breach of the fiduciary
9	duties owed by defendants to Tribune and its shareholders and ordering defendants to comply with
10	said fiduciary duties;
11	D. Directing defendants to refrain from advancing their own interests at the expense of
12	Tribune or its shareholders and exercise their fiduciary duties to act reasonably and respond in good
13	faith to offers which are in the best interest of Tribune and its shareholders;
14	E. Directing defendants to establish a committee of truly independent directors, evaluate
15	strategic alternatives and potential offers for the Company, and to take decisive steps to maximize
16	shareholder value;
17	F. Prohibiting defendants from entering into any contractual provisions which harm
18	Tribune or its shareholders or prohibit defendants from maximizing shareholder value;
19	G. Invalidating the poison pill and/or directing defendants to rescind or redeem it,
20	declassifying the staggered board, rescinding the remaining preclusive defensive measures and
21	restraining defendants from adopting, implementing or instituting any defensive measures that has or
22	is intended to have the effect of making the consummation of an offer to purchase the Company
23	more difficult or costly for a potential acquirer;
24	H. Awarding compensatory damages and punitive damages thereon;
25	I. Awarding plaintiff the costs and disbursements of this action, including reasonable
26	attorneys' and experts' fees; and
27	J. Granting such other and further relief as this Court may deem just and proper.
28
1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	JURY DEMAND
2	Plaintiff demands a trial by jury.
3	DATED: April 4, 2007	LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP
4		DARREN J. ROBBINS RANDALL J., BARON
5		DAVID T. WISSBROECKER
6
7		/s/ Randall J. Baron RANDALL J. BARON
8		655 West Broadway, Suite 1900 San Diego, CA 92101
9		Telephone: 619/231-1058 619/231-7423 (fax)
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11		Attorneys for Plaintiff
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1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	VERIFICATION
2	I, RANDALL J. BARON, hereby declare as follows:
3	1. I am a partner of the law firm of Lerach Coughlin Stela Geller Rudman & Robbins
4	LLP, one of the counsel for plaintiff Frank Garamella in the above-captioned action. I have read the
5	foregoing complaint and know the contents thereof. I am informed and believe the matters therein
6	are true and on that ground allege that the matters stated therein are true.
7	2. I make this Verification because plaintiff is absent from the County of San Diego
8	where I maintain my office.
9	Executed this 4th day of April, 2007 at San Diego, California.
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11	/s/ Randall J. Baron RANDALL J. BARON
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1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	DECLARATION OF SERVICE BY UPS DELIVERY
2	I, the undersigned, declare:
3	1. That declarant is and was, at all times herein mentioned, a citizen of the United States
4	and a resident of the County of San Diego, over the age of 18 years, and not a party to or interested
5	party in the within action; that declarant's business address is 655 West Broadway, Suite 1900, San
6	Diego, California 92101.
7	2. That on April 4, 2007, declarant served by UPS, next day delivery, the FIRST
8	AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT FOR
9	BREACH OF FIDUCIARY DUTY, ABUSE OF CONTROL, GROSS MISMANAGEMENT AND
10	CORPORATE WASTE to the parties listed on the attached Service List. Declarant also served the
11	parties by facsimile.
12	I declare under penalty of perjury that the foregoing is true and correct. Executed this 4th
13	day of April, 2007, at San Diego, California.
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16	/s/ Deborah D. Hayes DEBORAH D. HAYES
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1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT

1	TRIBUNE DERIVATIVE Service List–4/4/2007 (06-0218)
2	Page 1 of 1
3	Counsel For Defendant(s)
4	Dean J, Kitchens Gibson, Dunn & Crutcher LLP	James W. Ducayet Sidley Austin LLP
5	333 South Grand Avenue Los Angeles, CA 90071-3197	One South Dearborn Street Chicago, IL 60603
6	213/229-7000 213/229-7520 (Fax)	312/853-7000 312/853-7036 (Fax)
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8	Michael C. Kelley Jennifer A. Landau
9	John Fitzgibbons Sidley Austin LLP
10	555 West Fifth Street, Suite 4000 Los Angeles, CA 90013-1010
11	213/896-6000 213/896-6600 (Fax)
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13	Counsel For Plaintiff(s)
14	Darren J. Robbins Randall J. Baron
15	David T. Wissbroecker Lerach Coughlin Stoia Geller Rudman &
16	Robbins LLP 655 West Broadway, Suite 1900
17	San Diego, CA 92101 619/231-1058
18	619/231-7423 (Fax)
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1ST AMENDED VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT